RAMBOLL

AGREEMENT

This Agreement made the 14th day of July 2006

Between

International Power Group, Ltd.
950 Celebration Blvd. Suite A
Celebration Florida
USA 34737

(hereinafter called "the Client") of the one part

and

Ramboll Danmark A/S at
Bredevej 2,
DK-2830, Virum, Denmark

(hereinafter called "the Consultant") of the other part.

Whereas the Client desires that certain Services should be performed by the Consultant, namely: "the scoping and development of waste to energy facilities for the first of two approved 15 projects in the country of Saudi: Jeddah (Project 1) and Farason (Project 2)".

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS

1. In this Agreement words and expressions shall have the same meanings as are respectively assigned to them in the Conditions of the Client/Consultant Model Services Agreement hereinafter referred to.
2. The following documents shall be deemed to form and be read and construed as part of the Agreement, namely:
   a) The Conditions of the Client/Consultant Model Services Agreement (General Conditions and Particular Conditions);
   b) The Appendices, namely:

      Appendix A – Scope of Services
      Appendix B – Personnel, Equipment, Facilities & Services of Others to be Provided by the Client
      Appendix C – Remuneration and Payment

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3. In consideration of the payments to be made by the Client to the Consultant as hereinaftermentioned the Consultant hereby agrees with the Client to perform the Services in conformity with the provisions of the Agreement.

4. The Client hereby agrees to pay the Consultant in consideration of the performance of the Services such amounts as may become payable under the provisions of the Agreement at the times and in the manner prescribed by the Agreement.

In Witness whereof the parties hereto have caused this Agreement to be executed the day and year first before written in accordance with their respective laws.

Authorised signature(s) of Client

In the presence of:

Name Christopher A. Duncan

Signature

Address Celebration, Fl 34737

Authorised signature(s) of Consultant

In the presence of:

Name NILS C. Holm,

Signature

Address TEKNIKERBYEN 31
2830 VIRUM
DENMARK

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Particular Conditions

A. References from Clauses in the General Conditions
   1. Definitions
      i. The "Project" is the scoping and development of waste to energy facilities for the first of two approved 15 projects in the country of Saudi: Jeddah (Project 1) and Farason (Project 2).

17. Duration of Liability will be for two years from the date of completion of each sub-task under the Project.

18.1 Limit of Compensation: $1,000,000 USD.

22. Commencement: Effective July 31, 2006

Completion: July 31, 2008 unless mutually extended

31. (ii) Time for Payment: On or about fifteen (15) days after the end of each month in which Services have been performed, the Consultant will deliver its itemized invoice together with such supporting documentation as required by the Client. This normally will include man-hours, expenses, overheads and other charges, all segregated by Project Number 1 or 2 as amended under this agreement. Each such properly supported invoice shall become due and payable thirty (30) days after its receipt by the Client. If the Parties agree, the Consultant's invoices may be paid by the Company's affiliate that requested the Services being invoiced. If payment is not received by the Consultant within thirty (30) days after the Company's receipt of the invoice, the Consultant may, at its option, stop work or offset any past due amounts against any prior deposits paid by the Client.

32. Currency of Agreement will be in Euro denominated currency. Method of payment will be either by wire transfer or check.

36. Language of the Agreement will be English. Law to which the Agreement is subject is the law of Denmark.

37. Principal place of business will be Virum, Denmark for Consultant, Celebration Florida USA for Client.

41. Notices

Client:

International Power Group, Ltd.
950 Celebration Blvd. Suite A, Celebration Florida, USA 34737
Attention: Chris Duncan or Chief Operating Officer
c.duncan@i-pwg.com
facsimile number (407) 566 0318

Consultant:
Ramboll Danmark A/S at Bredevoj 2, DK-2830, Virum, Denmark
Facsimile 45-4598-6700
Attention: Thomas Rand
tr@ramboll.dk
facsimile number +45 45 98 8520

44. Rules of Arbitration: All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in London.

Additional Clauses:

Independent Contractor.

It is understood and agreed that the Consultant shall for all purposes be an independent contractor, and not a partner, or a member of a joint venture, employer or employee, of the Client or have any relationship other than independent contractor with the Client; shall not hold itself out as representing or acting in any manner for the Company; and shall have no authority to bind the Client to any contracts or in any other manner.

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Appendix A
Scope of Services

Background

Each WTE is expected to have its own unique waste streams and plant needs. The objective of IPWG is to develop, to the extent possible, standardized WTE modules (including water desalination, distillation options) covering municipal, hazardous and oil sludge waste streams that can be applied in any WTE opportunity. The first two facilities are anticipated to be municipal and oil sludge conversion facilities.

Consultant will work at the direction of Client's engineering and management team to:

(1) Assist in the scoping of theses WTE opportunities
    a. Evaluation of waste streams for energy potential, emissions outcomes, equipment/engineering implications
    b. Land requirements
(2) Assist in the development of engineering and equipment requirements for the facility, including blue prints, civil, electrical, mechanical engineering, equipment recommendations.
(3) Assist in the identification of and assistance to Client with supplier recommendations, assist in the preparation, issuance and evaluation of competitive bids for construction and equipment, as well as contract review as requested.
(4) Provide project management assistance to the Client as requested
(5) Assist in the development of operating instructions, procedures and training programs for plants operations.

Consultant will provide a single point of contact for integration, oversight, performance management and quality control of varied consulting services included above.

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Appendix B
Personnel, Equipment, Facilities and Services to be Provided by the Client

None

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Appendix C
Remuneration and Payment

Remuneration is not to exceed $1,000,000 USD during the calendar year, including expense reimbursement, without mutual, prior consent of Client.

RATES

Rates for consulting services are based on job classifications as follows:

STANDARD RATES

Effective May 1, 2006, Ramboll Danmark A/S' rates for services are:

Staff Category	**Hourly Rate (Euros)**
Directors	200
Project managers	160
Senior project engineers	130
Project engineers	105

These hourly rates will be adjusted each year on 1 June to reflect changes in salaries and expenses, first time 1 June 2007.

EXPENSES

The Consultant's expenses will be reimbursed against appropriate documentation

Terms of Payment
On or about fifteen (15) days after the end of each month in which Services have been performed, the Consultant will deliver its itemized invoice together with such supporting documentation as required by the Client. This normally will include man-hours, expenses, overheads and other charges, all segregated by Project Number 1 or 2 as covered under this agreement. Each such properly supported invoice shall become due and payable thirty (30) days after its receipt by the Client. If the Parties agree, the Consultant's invoices may be paid by the Company's affiliate that requested the Services being invoiced. If payment is not received by the Consultant within thirty (30) days after the Company's receipt of the invoice, the Consultant may, at its option, stop work or offset any past due amounts against any prior deposits paid by the Client.

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In the event of overpayment by the Client, or mutual agreement to adjust prior invoices that have been paid, it will be the option of the Client to apply such return payments as credits to future bills, or request a refund via wire transfer or check.

Payment will be by wire transfer, or check issued by the Client

Taxes.

Any and all payments to the Consultant under the Agreement shall be made free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges or withholdings (collectively, "taxes") that may be owed by the Consultant on such payments.

a. In the event that any taxes, duties or charges are imposed upon the Consultant by the laws of the country in which it is working in relation to work performed under the Agreement, they shall be treated as a regular expense item by the Consultant and the Client shall not be required to reimburse the Consultant for the amount of any such tax, duty or charge.

b. The Consultant will pay compensation to its personnel based in the United States in U.S. dollars and it is not anticipated that such compensation will be subject to taxation in any foreign country in which the work is performed. Should any such compensation become subject to any taxation in such country at any time, the Client shall not be required to reimburse the Consultant for the amount of such taxes.

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